Exhibit 99.1




                          QUEST DIAGNOSTICS TO SPEAK AT
                CREDIT SUISSE FIRST BOSTON HEALTH CARE CONFERENCE

TETERBORO, N.J., NOVEMBER 13, 2001--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that Kenneth W. Freeman, Chairman and Chief Executive Officer, is scheduled to speak at the Credit Suisse First Boston Thirteenth Annual Health Care Conference tomorrow at the Arizona Biltmore Resort and Spa in Phoenix. The conference is not being webcast, and to comply with the Securities and Exchange Commission's Regulation FD, the company is issuing the following statement to update all investors on its outlook.

"Our outlook remains unchanged from the guidance we provided during our Third Quarter 2001 financial conference call on October 19, 2001," said Mr. Freeman. "We remain comfortable with the consensus of analyst expectations for fourth quarter earnings of $0.48 per diluted share, as reported by First Call. We continue to expect full year earnings per diluted share before special items to grow more than 65%. In 2002, we continue to expect to deliver earnings per share growth in excess of 30%. This increase is before the additional $0.35 per diluted share we expect to realize from the change in goodwill accounting that becomes effective on January 1, 2002. We continue to remain highly confident in our ability to deliver sustainable outstanding performance for our shareholders."

Quest Diagnostics is the nation's leading provider of diagnostic testing, information and services with $3.4 billion in annual revenues. The company's diagnostic testing yields information that enables health care professionals and consumers to make better decisions to improve health. Quest Diagnostics offers patients and physicians the broadest access to diagnostic testing services through its national network of approximately 30 full-service laboratories, 150 rapid response laboratories and more than 1,300 patient service centers, where specimens are collected. Quest Diagnostics is the leading provider of esoteric testing, including gene-based testing, and is the leader in routine medical testing, drugs of abuse testing, and non-hospital-based anatomic pathology testing. Quest Diagnostics empowers health care organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Through partnerships with pharmaceutical, biotechnology and information technology companies, Quest Diagnostics provides support to help speed the development of health care insights and new therapeutics. Additional company information can be found on the Internet at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. Certain of these risks and uncertainties are listed in the Quest Diagnostics Incorporated 2000 Form 10-K and subsequent filings.

                                      # # #


                                                                               3